Exhibit 99.1

NECB Earnings Press Release for 3/31/2023:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE MONTHS AND YEAR ENDED MARCH 31, 2023

White Plains, New York, May 1, 2023 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $11.2 million, or $0.77 per basic and diluted common share, for the three months ended March 31, 2023 compared to net income of $3.6 million, or $0.23 per basic and diluted common share for the three months ended March 31, 2022.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the lingering effects of the COVID-19 pandemic and the recent increase in interest rates, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending for affordable housing units in high demand-high absorption areas continues to be our focus.”

Highlights for the three months ended March 31, 2023 are as follows:

•	Net income increased by $7.6 million, or 208.5%, for the three months ended March 31, 2023 compared to the same period in the prior year.

•	Net interest income increased by $10.9 million, or 91.5%, for the three months ended March 31, 2023 compared to the same period in 2022.

•	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $836.7 million at March 31, 2023 compared to $948.7 million at December 31, 2022.

•	The performance of our loan portfolio remains strong with no non-accrual loans.

Balance Sheet Summary

Total assets increased by $77.8 million, or 5.5%, to $1.5 billion at March 31, 2023, from $1.4 billion at December 31, 2022. The increase in assets was primarily due to an increase in net loans of $98.6 million, partially offset by decreases in cash and cash equivalents of $18.3 million and other assets of $3.3 million.

Cash and cash equivalents decreased by $18.3 million, or 19.2%, to $77.0 million at March 31, 2023 from $95.3 million at December 31, 2022. The decrease in cash and cash equivalents was a result of cash being deployed to fund an increase in gross loans of $97.2 million, a reduction in FHLB advances of $7.0 million, and stock repurchases of $10.5 million.

Equity securities increased by $225,000, or 1.2%, to $18.3 million at March 31, 2023 from $18.0 million at December 31, 2022. The increase in equity securities was attributable to market appreciation of $225,000 due to market interest rate volatility during the quarter ended March 31, 2023.

Securities held-to-maturity decreased by $287,000, or 1.1%, to $26.1 million at March 31, 2023 from $26.4 million at December 31, 2022 due partially to the establishment of $136,000 in an allowance for credit losses for held-to-maturity securities pursuant to the adoption of the current expected credit losses model (“CECL”) on held-to-maturity investment securities loss exposures and to maturities and pay-downs.

Loans, net of the allowance for credit losses, increased by $98.6 million, or 8.1%, to $1.3 billion at March 31, 2023 from $1.2 billion at December 31, 2022. The increase in loans, net of the allowance for loan losses, was primarily due to loan originations of $214.7 million during the quarter ended March 31, 2023, consisting primarily of $176.4 million in construction loans with respect to which approximately 31.5% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, we originated $17.0 million in commercial and industrial loans, $13.1 million in multi-family loans, and $8.2 million in mixed-use loans.

Loan originations resulted in a net increase of $78.2 million in construction loans, $13.5 million in commercial and industrial loans, $7.2 million in mixed-use loans, $1.6 million in multi-family loans, and $490,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases in non-residential loans of $3.7 million and residential loans of $66,000, coupled with normal pay-downs and principal reductions.

Upon adoption of CECL, the allowance for credit losses related to loans decreased to $4.1 million as of March 31, 2023 from $5.5 million as of December 31, 2022. In addition, the Company established an allowance for credit losses related to off-balance sheet commitments totaling $1.4 million and an allowance for credit losses related to held-to-maturity debt securities totaling $136,000 as of March 31, 2023.

Premises and equipment decreased by $220,000, or 0.8%, to $25.8 million at March 31, 2023 from $26.1 million at December 31, 2022 primarily due to depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased by $315,000, or 25.4%, to $923,000 at March 31, 2023 from $1.2 million at December 31, 2022 due primarily to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity of $7.0 million in advances during the quarter ended March 31, 2023.

Accrued interest receivable increased by $1.3 million, or 15.4%, to $9.9 million at March 31, 2023 from $8.6 million at December 31, 2022 due to an increase in the loan portfolio and two interest rate increases in 2023 that resulted in an increase in the interest rates on loans in our construction loan portfolio.

Foreclosed real estate was $1.5 million at March 31, 2023 and December 31, 2022.

Right of use assets — operating decreased by $130,000, or 5.6%, to $2.2 million at March 31, 2023 from $2.3 million at December 31, 2022, primarily due to amortization.

Other assets decreased by $3.3 million, or 61.5%, to $2.1 million at March 31, 2023 from $5.3 million at December 31, 2022 due to a decrease in tax assets of $4.1 million coupled with a reclassification of tax assets totaling $1.0 million from other assets to other liabilities and a decrease in suspense accounts of $268,000, partially offset by increases in prepaid expense of $47,000 and miscellaneous assets of $5,000.

Total deposits increased by $86.4 million, or 7.7%, to $1.2 billion at March 31, 2023 from $1.1 billion at December 31, 2022. The increase was primarily due to increases in certificates of deposit of $122.3 million, or 31.9%, savings account balances of $5.1 million, or 1.9%, and NOW/money market accounts of $4.7 million, or 5.3%. These increases were partially offset by a decrease in non-interest bearing demand deposits of $45.7 million, or 12.2%, from December 31, 2022 to March 31, 2023.

Federal Home Loan Bank advances decreased by $7.0 million, or 33.3%, to $14.0 million at March 31, 2023 from $21.0 million at December 31, 2022 due to maturity of borrowings.

Advance payments by borrowers for taxes and insurance increased by $1.4 million, or 58.4%, to $3.8 million at March 31, 2023 from $2.4 million at December 31, 2022 due primarily to the accumulation of tax payments from borrowers.

Lease liability – operating decreased by $129,000, or 5.6%, to $2.2 million at March 31, 2023 from $2.4 million at December 31, 2022, primarily due to amortization.

Allowance for off-balance sheet commitments was $1.4 million at March 31, 2023 due to the adoption of CECL on off-balance sheet exposures.

Accounts payable and accrued expenses decreased by $4.8 million, or 32.7%, to $9.9 million at March 31, 2023 from $14.8 million at December 31, 2022 due primarily to a decrease in accrued bonus expense of $3.2 million for employees and a decrease in suspense account for loan closings of $2.7 million, partially offset by a reclassification of tax assets totaling $1.0 million from other assets to other liabilities.

Stockholders’ equity increased by $514,000, or 0.2% to $262.5 million at March 31, 2023, from $262.0 million at December 31, 2022. The increase in stockholders’ equity was due to net income of $11.2 million for the three months ended March 31, 2023, $432,000 in the amortization of restricted stocks and stock options granted in connection with the 2022 Equity Incentive Plan, a reduction of $145,000 in unearned employee stock ownership plan shares coupled with an increase of $109,000 in earned employee stock ownership plan shares, and $7,000 in other comprehensive income, partially offset by stock repurchases totaling $10.5 million, dividends paid and declared of $879,000, and a one-time adjustment to retained earnings of $99,000 due to the adoption of CECL.

Net Interest Income

Net interest income totaled $22.8 million for the three months ended March 31, 2023, as compared to $11.9 million for the three months ended March 31, 2022. The increase in net interest income of $10.9 million, or 91.5%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and investment securities, offset by a decrease in interest-bearing deposits. The increase in interest income is also attributable to a rising interest rate environment as a result of the Federal Reserve’s interest rate increases in the past year.

The increase in market interest rates in the past year also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended March 31, 2023 was due to an increase in the cost of funds on our deposits and borrowed money and an increase in the balances on our savings and club balances and our certificates of deposits, partially offset by a decrease in the balances on our interest-bearing demand deposits and a decrease in our borrowed money’s balances.

Total interest and dividend income increased by $15.2 million, or 114.8%, to $28.5 million for the three months ended March 31, 2023 from $13.3 million for the three months ended March 31, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $207.0 million, or 17.7%, to $1.4 billion for the three months ended March 31, 2023 from $1.2 billion for the three months ended March 31, 2022 and an increase in the yield on interest earning assets by 374 basis points from 4.54% for the three months ended March 31, 2022 to 8.28% for the three months ended March 31, 2023.

Interest expense increased by $4.3 million, or 320.8%, to $5.7 million for the three months ended March 31, 2023 from $1.3 million for the three months ended March 31, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 189 basis points from 0.85% for the three months ended March 31, 2022 to 2.74% for the three months ended March 31, 2023, and an increase in average interest bearing liabilities of $189.7 million, or 29.8%, to $827.0 million for the three months ended March 31, 2023 from $635.3 million for the three months ended March 31, 2022.

Net interest margin increased by 255 basis points, or 62.5%, during the three months ended March 31, 2023 to 6.63% compared to 4.08% during the three months ended March 31, 2022.

Credit Loss Expense

The Company recorded credit loss expense of $1,000 for the three months ended March 31, 2023 compared to no credit loss expense for the three months ended March 31, 2022. The credit loss expense of $1,000 for the three months ended March 31, 2023 was due to the implementation of CECL and was comprised of credit loss expense for loans of $197,000 and credit loss expense for held-to-maturity investment securities of $3,000, which expense were mostly offset by a credit loss expense reduction for off-balance sheet commitments of $199,000.

We charged-off $21,000 during the three months ended March 31, 2023 as compared to charge-offs of $10,000 during the three months ended March 31, 2022 against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the three months ended March 31, 2023 compared to recoveries of $96,000 during the three months ended March 31, 2022, which was comprised of $53,000 from a previously charged-off loan secured by a non-residential property and $43,000 regarding a previously charged-off loan secured by a mixed-use property.

Non-Interest Income

Non-interest income for the three months ended March 31, 2023 was $1.1 million compared to non-interest income of $58,000 for the three months ended March 31, 2022. The increase in total non-interest income was primarily due to an unrealized gain on equity securities of $225,000 during the three months ended March 31, 2023 compared to an unrealized loss of $634,000 on equity securities during the three months ended March 31, 2022. The unrealized gain of $225,000 on equity securities during the 2023 period was due to market interest rate volatility during the quarter ended March 31, 2023.

The increase in total non-interest income was also due to increases of $216,000 in other loan fees and service charges and $2,000 in bank-owned life insurance income, partially offset by a decrease of $20,000 in investment advisory fees.

Non-Interest Expense

Non-interest expense increased by $971,000, or 13.4%, to $8.2 million for the three months ended March 31, 2023 from $7.2 million for the three months ended March 31, 2022. The increase resulted primarily from increases of $714,000 in salaries and employee benefits, $113,000 in other operating expense, $79,000 in outside data processing expense, $66,000 in occupancy expense, and $14,000 in equipment expense, partially offset by decreases of $10,000 in real estate owned expense and $5,000 in advertising expense.

Income Taxes

We recorded income tax expense of $4.5 million and $1.1 million for the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023 and 2022, we had approximately $182,000 and $184,000, respectively, in tax exempt income. Our effective income tax rates were 28.7% and 23.5% for the three months ended March 31, 2023 and 2022, respectively.

Asset Quality

Non-performing assets totaled $1.5 million at March 31, 2023 compared to $1.5 million at December 31, 2022. We had no non-performing loans at March 31, 2023 and December 31, 2022. Our non-performing assets consisted of one foreclosed property at March 31, 2023 and December 31, 2022. Our ratio of non-performing assets to total assets remained low at 0.10% at March 31, 2023 and at December 31, 2022.

The Company’s allowance for credit losses related to loans totaled $4.1 million, or 0.31% of total loans as of March 31, 2023, compared to $5.5 million, or 0.45% of total loans as of December 31, 2022. Based on a review of the loans that were in the loan portfolio at March 31, 2023, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, the Company established an allowance for credit losses related to off-balance sheet commitments totaling $1.4 million and an allowance for credit losses related to held-to-maturity debt securities totaling $136,000 in connection with the implementation of CECL as of March 31, 2023.

Capital

The Company’s total stockholder’s equity to assets was 17.47% as of March 31, 2023. At March 31, 2023, the Company had the ability to borrow $35.5 million from the Federal Home Loan Bank of New York.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of March 31, 2023, the Bank had a tier 1 leverage capital ratio of 16.21% and a total risk-based capital ratio of 14.11%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission cost and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31,	December 31,
	2023	2022
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$14,330	$13,210
Interest-bearing deposits	62,715	82,098
Total cash and cash equivalents	77,045	95,308
Certificates of deposit	100	100
Equity securities	18,266	18,041
Securities available-for-sale, at fair value	-	1
Securities held-to-maturity ( net of allowance for credit losses of $136 )	26,108	26,395
Loans receivable	1,314,505	1,217,321
Deferred loan costs, net	369	372
Allowance for credit losses	(4,066)	(5,474)
Net loans	1,310,808	1,212,219
Premises and equipment, net	25,843	26,063
Investments in restricted stock, at cost	923	1,238
Bank owned life insurance	26,046	25,896
Accrued interest receivable	9,919	8,597
Goodwill	200	200
Real estate owned	1,456	1,456
Property held for investment	1,435	1,444
Right of Use Assets – Operating	2,182	2,312
Right of Use Assets – Financing	354	355
Other assets	2,055	5,338
Total assets	$1,502,740	$1,424,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$330,573	$376,302
Interest bearing	877,820	745,653
Total deposits	1,208,393	1,121,955
Advance payments by borrowers for taxes and insurance	3,753	2,369
Federal Home Loan Bank advances	14,000	21,000
Lease Liability – Operating	2,234	2,363
Lease Liability – Financing	542	533
Accounts payable and accrued expenses	11,315	14,754
Total liabilities	1,240,237	1,162,974

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 15,325,828 shares and 16,049,454 shares outstanding, respectively	153	161
Additional paid-in capital	126,462	136,434
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(7,215)	(7,432)
Retained earnings	142,940	132,670
Accumulated other comprehensive gain	163	156
Total stockholders’ equity	262,503	261,989
Total liabilities and stockholders’ equity	$1,502,740	$1,424,963

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended March 31,
	2023	2022
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$27,575	$13,061
Interest-earning deposits	703	54
Securities	233	158
Total Interest Income	28,511	13,273
INTEREST EXPENSE:
Deposits	5,552	1,178
Borrowings	112	161
Financing lease	9	9
Total Interest Expense	5,673	1,348
Net Interest Income	22,838	11,925
Credit loss expenses	1
Net Interest Income after Credit Loss Expense	22,837	11,925
NON-INTEREST INCOME:
Other loan fees and service charges	607	391
Earnings on bank owned life insurance	150	148
Investment advisory fees	117	137
Realized and unrealized gain (loss) on equity securities	225	(634)
Other	16	16
Total Non-Interest Income	1,115	58
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,542	3,828
Occupancy expense	669	603
Equipment	304	290
Outside data processing	515	436
Advertising	49	54
Real estate owned expense	21	31
Other	2,091	1,978
Total Non-Interest Expenses	8,191	7,220
INCOME BEFORE PROVISION FOR INCOME TAXES	15,761	4,763
PROVISION FOR INCOME TAXES	4,517	1,118
NET INCOME	$11,244	$3,645

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended March 31,
	2023	2022
	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.77	$0.23
Earnings per share - diluted	0.77	NA
Weighted average shares outstanding - basic	14,649	15,523
Weighted average shares outstanding - diluted	14,696	NA
Performance ratios/data:
Return on average total assets	3.10%	1.17%
Return on average shareholders' equity	16.98%	5.74%
Net interest income	$22,838	$11,925
Net interest margin	6.63%	4.08%
Efficiency ratio	34.20%	60.25%
Net charge-off ratio	0.00%	0.00%

Loan portfolio composition:	March 31, 2023	December 31, 2022
One-to-four family	$5,401	$5,467
Multi-family	124,996	123,385
Mixed-use	29,096	21,902
Total residential real estate	159,493	150,754
Non-residential real estate	21,662	25,324
Construction	1,008,781	930,628
Commercial and industrial	123,533	110,069
Consumer	1,036	546
Gross loans	1,314,505	1,217,321
Deferred loan (fees) costs, net	369	372
Total loans	$1,314,874	$1,217,693
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	-	-
OREO property	1,456	1,456
Total non-performing assets	$1,456	$1,456

Allowance for credit losses to total loans	0.31%	0.45%
Allowance for credit losses to non-performing loans	NA	NA
Non-performing loans to total loans	0.00%	0.00%
Non-performing assets to total assets	0.10%	0.10%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	14.11%	13.66%
Common equity tier 1 capital to risk-weighted assets	13.78%	13.33%
Tier 1 capital to risk-weighted assets	13.78%	13.33%
Tier 1 leverage ratio	16.21%	16.50%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended March 31, 2023			Quarter Ended March 31, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$1,269,850	$27,575	8.69%	$989,729	$13,061	5.28%
Securities	44,523	211	1.90%	37,816	142	1.50%
Federal Home Loan Bank stock	1,150	22	7.65%	1,254	16	5.10%
Other interest-earning assets	61,484	703	4.57%	141,191	54	0.15%
Total interest-earning assets	1,377,007	28,511	8.28%	1,169,990	13,273	4.54%
Allowance for loan losses	(5,459)			(5,283)
Non-interest-earning assets	80,900			76,155
Total assets	$1,452,448			$1,240,862

Interest-bearing demand deposit	$90,199	$428	1.90%	$117,370	$169	0.58%
Savings and club accounts	286,510	1,913	2.67%	203,255	328	0.65%
Certificates of deposit	431,259	3,211	2.98%	288,664	681	0.94%
Total interest-bearing deposits	807,968	5,552	2.75%	609,289	1,178	0.77%
Borrowed money	19,056	121	2.54%	26,056	170	2.61%
Total interest-bearing liabilities	827,024	5,673	2.74%	635,345	1,348	0.85%
Non-interest-bearing demand deposit	345,298			336,845
Other non-interest-bearing liabilities	15,181			14,590
Total liabilities	1,187,503			986,780
Equity	264,945			254,082
Total liabilities and equity	$1,452,448			$1,240,862

Net interest income / interest spread		$22,838	5.54%		$11,925	3.69%
Net interest rate margin			6.63%			4.08%
Net interest earning assets	$549,983			$534,645
Average interest-earning assets to interest-bearing liabilities	166.50%			184.15%